Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is dated this 15th DAY OF FEBRUARY 2024

CLIENT	CONSULTANT
SMX (Security Matters) Public Limited Company Mespil House, Sussex Road, Dublin 4, Ireland	1434646 B.C. LTD. 10331 Seaham Crescent, Richmond, BC, V7A 3Y4

1. Engagement of Services

a. The Company hereby engages 1434646 B.C. LTD. to provide comprehensive sales and marketing consulting services as described herein.

b. The Consultant agrees to dedicate its professional skills, expertise, and knowledge to perform the services required under this Agreement.

2. Scope of Services:

a. The Consultant shall undertake the following responsibilities and report to Company on weekly basis of its performance, for the whole duration of this Agreement:

i.	Identifying new sales channels and market opportunities for the Company’s products/services.

ii.	Developing and implementing effective marketing strategies to maximize brand visibility and customer engagement.

iii.	Analyzing market trends, consumer behavior, and competitor activities to inform strategic decision-making.

iv.	Conducting market research and customer surveys to gather valuable insights for product/service enhancement.

v.	Collaborating with the Company’s internal teams to optimize sales processes and improve overall performance.

b. The Consultant shall provide regular progress updates, performance reports, and strategic recommendations to the Company’s management team.

3. Term of Agreement:

a. This Agreement shall commence on February 14 2024 and shall continue for a duration of 6 months, unless terminated earlier in accordance with the terms outlined herein.

b. Either party may terminate this Agreement upon mutual written agreement or at the discretion of the Consultant.

4. Compensation:

a. In consideration for the services rendered by the Consultant, the Company agrees to pay the Consultant a fixed monthly fee of $150,000 USD for the whole 6 months period (payment is non-refundable regardless, if terminated earlier), which includes all services and any expenses. The payment for the entire Term of the Agreement is to be paid upfront and is nonrefundable.

b. Payments shall be made upon signing of this agreement.

c. The Consultant shall submit detailed invoices outlining the services provided.

5. Termination:

a. Either party may terminate this Agreement upon mutual written agreement or at the discretion of the Consultant.

b. In the event of termination, the terminating party shall provide written notice to the other party specifying the effective date of termination.

6. Confidentiality:

a. The Consultant agrees to maintain the confidentiality of all proprietary information, trade secrets, and confidential data disclosed by the Company during the term of this Agreement.

b. The Consultant shall not disclose any confidential information to third parties without the prior written consent of the Company.

c. Trading restrictions. During the Term of this Agreement, and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, Consultant and its affiliates and agents will not (i) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any debt or equity security of Client or any of its subsidiaries, or rights or options to acquire interests in any of Client’s debt or equity securities; (ii) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any debt or equity securities of Client or any securities convertible into or exercisable or exchangeable for shares of capital stock of Client; or (iii) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the US Exchange Act) of any debt or equity security or any stock pledge, forward sales contract, option, put, call, swap or similar hedging transaction with respect to any securities of the Client.

d. All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement, will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

The Consultant may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Consultant will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

7. Indemnification:

a. Subject to applicable law and except for amounts paid under relevant insurance policies, each Party commits to indemnify and defend the other Party, along with its directors, shareholders, affiliates, officers, agents, employees, and their lawful successors and assigns, from and against any claims, losses, damages, liabilities, fines, punitive damages, expenses, and reasonable attorney fees and costs, arising from any action or failure to act by the indemnifying party or its directors, shareholders, affiliates, officers, agents, employees, and lawful successors and assigns related to this Agreement. This indemnity obligation shall continue even after the termination of this Agreement.

8. Independent Contractor:

a. The Consultant acknowledges and agrees that it is an independent contractor and not an employee, partner, or agent of the Company.

b. The Consultant shall be solely responsible for its own taxes, insurance, and other statutory obligations arising from the performance of services under this Agreement.

9. Governing Law:

a. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

b. Any disputes arising under or related to this Agreement shall be subject to the exclusive jurisdiction of the courts of Vancouver, British Columbia, Canada.

● All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

SMX (Security Matters) Public Limited Company

Mespil House, Sussex Road, Dublin 4 Ireland

Email: info@securitymattersltd.com

Attention: Haggai Alon

With a copy (which shall not be deemed service of process by itself, but without which service will not be deemed made) to:

Doron Afik, Esq., Chief Legal, doron@afiklaw.com, 103 Hahashmonaim St., Tel Aviv, Israel

10. Entire Agreement:

a. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings, whether written or oral.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SMX (Security Matters) Public Limited Company

By:	/s/ Haggai Alon	Date:_________________

1434646 B.C. LTD.

By:	/s/ Chris Thomas	Date: 02/20/2024